Emerging Industrial Park Project (Tenement)

Settle-in Agreement

Party A: Daqing Enterprise Plaza Limited Company

Party B: Heilongjiang TYALS Co., Ltd.

Party A and Party B reach the following agreement through amicable negotiation in respect of the settlement of Party B’s pharmaceutical and food aluminum foil project in the emerging industrial park of high and new technology zone.

Article I The pharmaceutical and food aluminum foil project of Party B is in accordance with the settle-in conditions of the emerging industrial park. Party A agrees to the settlement of Party B’s pharmaceutical and food aluminum foil project in the emerging industrial park.

Article II Party B rents Party A’s house to construct the pharmaceutical and food aluminum foil project which has the total investment of 240,000,000.00 yuan and the fixed asset investment of 140,000,000.00 yuan with 43 sets of production equipments. The production scale of major products will be 30,000.00 tons of aluminum foil and pharmaceutical and food aluminum foil after the project is put into operation. It is expected that the annual sale revenue will reach as high as 2,200,000,000.00 yuan with 620,000,000.00 yuan of interest tax.

Article III Party B will be entitled to enjoy the emerging industrial preferential policies published and executed officially by the management committee as of the date of settle-in.

Article IV Party B rents the plant of No. B1, B5, B6 and B7 standards built by Party A (hereinafter referred to as Plant) and the final area will be subject to the completion area of the Plant.

Article V Party B will, at the time of execution of this Agreement, pay to Party A RMB 50,000.00 in a lump sum as the deposit. Party A will, upon the receipt of the deposit, design and construct in accordance with Party B’s requirements in connection with ancillary conditions such as water, electricity and heating, provided that such requirements are examined by the planning and construction bureau of the high and new technology zone. With the exception to the major work of the Plant, the design and construction of other parts are agreed as follows:

1.	The production process is designed and constructed by Party B, including foundation of equipments and the laying of the cables and cable pipelines from the low-voltage outlet cabinet of substation to equipments;

2.	Party A is responsible for the installation of crane beam and Party B for the purchasing and installation of track and crane controlling part;

3.	Indoor circulating water pool, architectural construction of pump house and process equipments will be constructed by Party B;

4.	Party A is responsible for the design and construction of the civil part of boiler house and Party B for the purchasing and installation of the process and showering facilities of the boiler house; and

5.	After the completion of the floor in the Plant, the sanitization of the floor will be finished by Party B.

Article VI The rental of standard plant and ancillary house is 6.00 yuan/㎡ per month.

Article VII This Agreement will be terminated after a formal settle-in contract is executed, provided that the standard plant of Party A meets the installation and equipments conditions of Party B on settle-in plant.

Article VIII After Party B rents the Plant, Party A and Party B will execute a property management agreement and Party B will pay the property management fee by 1.00 yuan/㎡.

Article IX If, after the execution of this Agreement, Party B does not rent the Plant of Party A in violation of this Agreement, the aforesaid deposit paid by Party B will not be returned to Party B. If Party B changes the project agreed by Party A for settle-in without the consent of Party B, or if the contents of project construction fail to meet Article II of this Agreement, Party B will not be entitled to enjoy the policy of rental reduction and exemption and Party B will need to pay all the rental. In addition, Party B will not be entitled to enjoy the preferential policies as agreed in Article III hereof.

Article X This Agreement will come into force as soon as being signed and sealed by both parties, provided that Party B has paid the aforesaid deposit. This Agreement is in four originals of the same force, two for each party.

Party A: Daqing Enterprise Plaza Limited Company (Seal)

Representative (Signature):

Party B: Heilongjiang TYALS Co., Ltd. (Seal)

Representative (Signature):

Date: May 06, 2010